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                                                                   EXHIBIT 99.1


                                  PRESS RELEASE


         Two companies have reached a preliminary agreement to join forces on elected projects.

         ReDOX Technologies Corporation of Houston (NASDAQ-RDOX) and Add-Vision, Inc. of Pacifica, CA. made the joint announcement today. ReDOX, a research and development company, holds patents on new battery technologies that may redefine the concept of portable power supply. ReDOX batteries are totally safe and environmentally benign.

         Add-Vision's patented processes eliminate conceptual boundaries across the spectrum of life. Imagine wall coverings that change color and design on a whim, clothing that does the same or illuminates at night for safety, credit cards that defy misuse, abuse or forgery with their light images, billboards, informational signage, television screens, all of them thin as a wafer -- including speakers and integrated batteries -- and totally changeable remotely.

         "These are but a sampling of the potential of the joint effort between ReDOX and Add-Vision" said Richard Szymanski, President of ReDOX and James Schuler, President of Add-Vision, in their joint announcement. "Already, the ReDOX technologies are being evaluated for applications in space, electronics, subsea, life support systems and a host of other applications."

         Schuler said that Add-Vision products are raising initial interest in a wide variety of security, safety and emergency applications, as well as in advertising, signage and media. "Since we are able to place programmable messages in clear media, this offers the possibility of instrument panels in windshields, informational messages and response systems on department store display windows, and thin film overlays for computer screens displaying help messages.

         Because Add-Vision's products are produced in large, flat sheets of almost limitless size, they offer the potential of lighting systems for home and office where entire walls or ceilings become a soothing, soft, efficient light source. Referred to as neon lighting without bulbs, the relatively inexpensive products of Add-Vision are used as lighting sources, or as information delivery systems.

         ReDOX's pioneering research and development and its alliances extending more than a decade are the perfect compliment to Add-Vision because of their light weight, totally safe, environmentally friendly cost-effective nature.

         "We are particularly pleased to have reached this preliminary agreement. We fully expect to have a more encompassing agreement in place very soon. That will make a great difference to both our companies, that will be felt in a significant way" the announcement said.